ADMINISTRATION AGREEMENT


	THIS ADMINISTRATION AGREEMENT is made as of November 15,
1996 (the "Agreement"), by and between FIRST DATA INVESTOR
SERVICES GROUP, INC., a Massachusetts corporation ("FDISG"), and
KOBREN INSIGHT FUNDS, a Massachusetts business trust (the
"Company").

	WHEREAS, the Company is registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

	WHEREAS, the Company desires to retain FDISG to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and FDISG is willing to render such services;

WITNESSETH:

	NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1.	Appointment.  The Company hereby appoints FDISG to act
as Administrator of the Company on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event that the Company decides to retain FDISG to act as Administrator hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

	2.	Delivery of Documents.  The Company has furnished
FDISG with copies properly certified or authenticated of each of the following:

		(a)	Resolutions of the Company's Board of Trustees
authorizing the appointment of FDISG to provide certain administrative services required by the Company for each Fund and approving this Agreement;

		(b)	The Company's Declaration of Trust (the
"Declaration of Trust") filed with the Commonwealth of Massachusetts and all amendments thereto;

		(c)	The Company's By-Laws and all amendments thereto
(the "By-Laws");

		(d)	The Investment Advisory Agreement between
Insight Management, Inc. (the "Adviser") and the Company dated as of _______________ and all amendments thereto (the "Advisory
Agreement");

		(e)	The Custody Agreement between
____________________ (the "Custodian") and the Company dated as of
_______________ and all amendments thereto (the "Custody
Agreement");

		(f)	The Transfer Agency and Registrar Agreement
between First Data Investor Services Group, Inc. (the "Transfer
Agent") and the Company dated as of November 15, 1996 and all amendments thereto;

		(g)	The Company's Registration Statement on Form N-
1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. ________ and ________), as declared effective by the Securities and Exchange Commission
("SEC") on ______________, relating to shares of the Company's
Shares of Beneficial Interest, $.___ par value per share, and all amendments thereto; and

		(h)	Each Fund's most recent prospectus and Statement
of Additional Information and all amendments and supplements thereto (collectively, the "Prospectuses").

	The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance of FDISG of its services under this Agreement.

	3.	Duties as Administrator.  Subject to the supervision
and direction of the Board of Trustees of the Company, FDISG, as Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:

		(a)	Maintaining office facilities (which may be in
the offices of FDISG or a corporate affiliate) and furnishing corporate officers for the Company ;

		(b)	Performing the functions ordinarily performed by
a mutual fund groups internal legal department as described in Schedule D to this Agreement, furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

		(c)	Accounting and bookkeeping services (including
maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

		(d)	Internal auditing;

		(e)	Performing all functions ordinarily performed by
the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares in conformity with the fund(s) prospectus;

		(f)	Preparing reports to the Company's shareholders
of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

		(g)	Preparing and filing various applications,
registration statements, reports or other documents required by federal, and state laws and regulations, other than those filed or required to be filed by the Adviser or Transfer Agent;

		(h)	Preparing and filing the Company's tax returns;

		(i)	At the Adviser's request, monitoring and
developing compliance procedures for the Company which will include, among other matters, monitoring compliance with each Fund's investment objective, policies, restrictions, tax requirements and applicable laws and regulations;

		(j)	Performing all functions ordinarily performed by
the office of a corporate secretary, and furnishing the services and facilities incident thereto, including all functions pertaining to matters organic to the organization, existence and maintenance of the corporate franchise of the Company, including preparation for, conduct of, and recording trustees' meetings and shareholder meetings. Trustees' meetings in excess of five in any calendar year and shareholder meetings in excess of one in any two year period shall be for an additional reasonable charge as may be agreed upon by the Administrator and FDISG;

		(k)	Performing "Blue Sky" compliance functions,
including maintaining notice filings, registrations or "Blue Chip" exemptions (if available) in all U.S. jurisdictions requested by the Company, monitoring sales of shares in all such jurisdictions and filing such additional notice or applying for such additional or amended registrations as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Funds in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing; and

		(l)	Furnishing all other services identified on
Schedule B annexed hereto and incorporated herein which are not otherwise specifically set forth above.

		(m)	FDISG agrees to provide the services set forth
herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule D and incorporated herein (the
"Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

		(n)	The Company hereby instructs FDISG to rely upon
the underlying fund company, NASDAQ or third parties (the "Pricing Source") for obtaining daily underlying fund valuations and periodic dividend distributions. In the event the Pricing Source incorrectly states the value of the underlying fund company or a dividend, FDISG agrees to reprocess the price of the affected
Funds shares. The Company agrees to bear the cost of any such reprocessing by FDISG.

	In performing all services under this Agreement, FDISG: (a) shall act in conformity with the Articles, the Prospectuses and the instructions and directions of the Administrator, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and
(b) will consult with legal counsel to the Fund, as necessary or appropriate in light of FDISGs duty to perform customary internal legal and corporate secretary functions. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

	4.	Compensation and Allocation of Expenses.  FDISG shall
bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

		(a)	FDISG will from time to time employ or associate
with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

		(b)	FDISG shall not be required to pay any of the
following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

		(c)	The Company on behalf of each of the Funds will
compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein. Schedule B may be amended to add fee schedules for any additional Funds for which FDISG has been retained as Administrator.

		(d)	The Company will compensate FDISG for its
services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule C, annexed hereto and incorporated herein, which schedule may be modified by FDISG upon not less than thirty days' prior written notice to the Company and the Special Projects outlined in Schedule D hereto.

		(e)	FDISG will bill the Company as soon as
practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Company will promptly pay to FDISG the amount of such billing.

		(f)	The Company acknowledges that the fees that
FDISG charges the Company under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 7 and the limitations on liability in
Section 5. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.

	5.	Limitation of Liability.

	(a)	FDISG shall not be liable for any error of judgment or
mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

	(b)	Notwithstanding any provision in this Agreement to the
contrary, FDISG's cumulative liability (to the Company) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the greater of (i)
$500,000 or (ii) the fees received by FDISG for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. The Company understands the limitation on FDISG's damages to be a reasonable allocation of risk and the Company expressly consents with respect to such allocation of risk.

	(c)	Neither party may assert any cause of action against
the other party under this Agreement that accrued more than two
(2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

	(d)	Each party shall have the duty to mitigate damages for
which the other party may become responsible.

	(e) 	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE
CONTRARY, IN NO EVENT SHALL FDISG, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

	6.	Indemnification.

		(a)	Each party (the "Indemnifying Party") shall
indemnify and hold the other party (the "Indemnified Party") harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Indemnified Party or for which Indemnified Party may be held to be liable in connection with this Agreement or Indemnified Party's performance hereunder (a "Claim"), unless such Claim resulted from an intentional, reckless or grossly negligent act or omission to act or bad faith by Indemnified Party in the performance of its obligations hereunder.

		(b)	In any case in which the Indemnifying Party may
be asked to indemnify or hold Indemnified Party harmless, Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by Indemnified Party and shall keep the Indemnifying
Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying
Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and Indemnified Party shall sustain no further legal or other expenses in respect of such Claim.
Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying
Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

	7.	EXCLUSION OF WARRANTIES.  THIS IS A SERVICE AGREEMENT.
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS
ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE
TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION,
ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY,
FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR
ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS
AGREEMENT.  FDISG DISCLAIMS ANY WARRANTY OF TITLE OR NON-
INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

	8.	Termination of Agreement.

		(a)	This Agreement shall be effective on the date
first written above and shall continue for a period of five (5) years (the "Initial Term"), except as otherwise provided herein.

		(b)	Upon the expiration of the Initial Term, this
Agreement shall automatically renew for successive terms of three
(3) years ("Renewal Terms") each, unless the Company or FDISG provides written notice to the other of its intent not to renew.
Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

		(c)	Notwithstanding the forgoing, the Company shall
have the ability to terminate this Agreement (i) upon sixty (60) days prior written notice to FDISG in the event that Company should dissolve and discontinue to do business; or (ii) upon the termination of the Transfer Agency and Services Agreement dated
November 15, 1996, 1996 between the Company and FDISG.

		(d)	In the event that FDISG has failed to meet a
specific performance standard category, as set forth in Exhibit 1 of Schedule D, in four months of any rolling six month period, the Company may terminate this Agreement. The Company will provide FDISG with sixty (60) days notice in writing if the Company intends to exercise its option under this Section 8(d). Notwithstanding the foregoing, the Companys right under this
Section 8(d), shall not become effective until ninety (90) days after FDISG has begun providing services under this Agreement.

		(e)	In the event a termination notice is given by
the Company, all expenses associated with movement of records and materials and conversion thereof will be borne by the Company.

		(f)	If a party hereto is guilty of a material
failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

	9.	Modifications and Waivers.  No change, termination,
modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

	10.	No Presumption Against Drafter.  FDISG and the Company
have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

	11.	Publicity.  Neither FDISG nor the Company shall
release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

	12.	Severability.  The parties intend every provision of
this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

	13.	Miscellaneous.

		(a)	Any notice or other instrument authorized or
required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing. A written notice or instrument may be in the form of a facsimile transmission, electronic mail, telegram or telex; provided that it is actually received by the addressee.

				To the Company:

				Kobren Insight Funds
				20 Williams Street
				Wellesley Hills, Massachusetts 02181
				Attention:  President

				with a copy to:

				Hale and Dorr
				60 State Street
				Boston, Massachusetts 02109
				Attention:  Pamela Wilson

				To FDISG:

				First Data Investor Services Group, Inc.
				4400 Computer Drive
				Westborough, Massachusetts 01581
				Attention:  President

				with a copy to FDISGs General Counsel

		(b) 	This Agreement shall be binding upon and inure
to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG, but such engagement will not relieve FDISG of such obligations.

		(c) 	The laws of the Commonwealth of Massachusetts,
excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

		(d)	This Agreement may be executed in any number of
counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

		(e)	The captions of this Agreement are included for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

		(f)	The Company and FDISG agree that the obligations
of the Company under the Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company individually, but are binding only upon the assets and property of the Company, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Company, and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Company individually or to impose any liability on any of them or any shareholder of the Company personally, but shall bind only the assets and property of the Company as provided in the Declaration of Trust. No series of the Company shall be responsible for the obligations of any other series under this Agreement.

	14.	Confidentiality.

		(a) 	The parties agree that the Proprietary
Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensers. The Company and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Company and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Company and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Company and FDISG may also disclose the Confidential Information to regulatory or judicial authorities, independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section
14. Notwithstanding the previous sentence, in no event shall either the Company or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

		(b)	Proprietary Information means:

			(i) 	any data or information that is completely
sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

			(ii)	any scientific or technical information,
design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or FDISG a competitive advantage over its competitors; and

			(iii)	all confidential or proprietary concepts,
documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

		(c) 	Confidential Information includes, without
limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

		(d) 	The Company acknowledges that breach of the
restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm, and money damages would be inadequate to compensate FDISG for that harm. FDISG shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

	15.	Force Majeure.  No party shall be liable for any
default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

	16.	Entire Agreement.  This Agreement, including all
Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.



	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


				FIRST DATA INVESTOR SERVICES GROUP, INC.


				By:  RICHARD A. SILVER

				Name:  Richard A. Silver

				Title:  Executive Vice President



				KOBREN INSIGHT FUNDS

				By:  ERIC M. KOBREN

				Name:  Eric M. Kobren

				Title: President




SCHEDULE A

LIST OF FUNDS

Kobren Growth Fund

Kobren Moderate Growth Fund

Kobren Conservative Allocation Fund



SCHEDULE B

FEE SCHEDULE

	For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, the Company, on behalf of each Fund, will pay FDISG on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the the earlier of commencment of operations of a Fund or December 15, 1996 to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

 	Flat fee of $67,500 per Fund per annum, provided however, the Company shall pay a minimum of $125,000 per annum regardless of the number of Funds; First Data reserves the right to terminate this agreement should the fund family consist of only 1 Fund.

 	FDISG shall be entitled to collect all out-of-pocket fees described in Schedule C.

 	$1 per mutual fund quotation for prices manually retrieved or a pro-rata fee will be assessed for prices retrieved from an automated vendor feed.

	FDISG agrees to waive the first $40,000 of fees FDISG is entitled to receive under this Agreement during the first year of this Agreement.




SCHEDULE C

OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include, but are not limited to, the following:

-	Postage of Board meeting materials and other materials to
the Company's
	Board members and service providers (including overnight or
other courier
	services)
-	Telecommunications charges (including FAX) with respect to
	communications with the Company's directors, officers and
service
	providers
-	Duplicating charges with respect to filings with federal and state authorities
	and Board meeting materials
-	Courier services
-	Pricing services
-	Forms and supplies for the preparation of Board meetings and other
	materials for the Company
-	Vendor set-up charges for Blue Sky services
-	Such other expenses as are agreed to by FDISG and the
Administrator



SCHEDULE D

Fund Accounting and Administrative Services

Routine Projects
o	Daily, Weekly, and Monthly Reporting
o	Portfolio and General Ledger Accounting
o	Daily Pricing of all Securities
o	Daily Valuation and NAV Calculation
o	Comparison of NAV to market movement
o	Review of price tolerance/fluctuation report
o	Research items appearing on the price exception report
o	Weekly cost monitoring along with market-to-market
valuations in accordance with Rule 2a7
o	Preparation of monthly ex-dividend monitor
o	Daily cash reconciliation with the custodian bank
o	Daily updating of price and rate information to the Transfer
Agent/Insurance Agent
o	Daily support and report delivery to Portfolio Management
o	Daily calculation of fund advisor fees and waivers
o	Daily calculation of distribution rates
o	Daily maintenance of each fund's general ledger including
expense accruals
o	Daily price notification to other vendors as required
o	Calculation of 30-day adjusted SEC yields
o	Preparation of month-end reconciliation package
o	Monthly reconciliation of fund expense records
o	Preparation of monthly pay down gain/loss summaries
o	Preparation of all annual and semi-annual audit work papers
o	Preparation and Printing of Financial Statements
o	Providing Shareholder Tax Information to Transfer Agent
o	Producing Drafts of IRS and State Tax Returns
o	Treasury Services including:
		Provide Officer for the fund
		Expense Accrual Monitoring
		Determination of Dividends
		Prepare materials for review by the board, e.g., 2a-7,10f-3, 17a-7, 17e-1, Rule 144a
	Tax and Financial Counsel
o	Monthly Compliance Testing including section 817H








Distribution and Legal, Regulatory and Board of Trustees Support

Routine Projects
o	Provide 1940 Act Attorney to assist in organization
o	Prepare agenda and background materials for legal approval
at Board Meetings; make
	presentations where appropriate; prepare minutes; follow up
on issues
o	Review and filing of Form N-SAR
o	Review and filing of Annual and Semi-Annual Financial
Reports
o	Assistance in Preparation of Fund Registration Statements
o	Review of all Sales Material and Advertising
o	Coordinate all aspects of the printing and mailing process
with outside printers for all
	shareholder publications
o	Support for all quarterly board meetings
o	Preparation of proxy materials for one meeting per two year
period
o	Annual update Post-Effective Amendment (PEA)
o	Prospectus supplements as needed
o	Consultations regarding legal issues as needed
o	SEC audit report
o	Arrange insurance and fidelity bond coverage
o	Support for one special board meeting per year and consent
votes where needed
o	One additional PEA (other than annual update)
o	One exemptive order application
o	Assist with marketing strategy and product development

Special Projects*
o	Proxy material preparation for additional meetings beyond
one per two year period
o	N-14 preparation (merger document)
o	Additional PEAs beyond two per year
o	Prospectus simplification
o	Additional exemptive order applications beyond one per year
o	Extraordinary non-recurring projects - e.g., arranging CDSC
financing programs
o	Basic sales, mutual funds, and product training to branch
and sales representatives

*Charged on a project-by-project basis.



Exhibit 1
of
Schedule D
Performance Standards


(i)	The Funds auditors recommend termination and demonstrate
fundamental control 	weakness at FDISG - cure period - 90 days;

(ii)	The accuracy rate of reporting prices to the wire services
during any calendar quarter is 	below 98%, subject to FDISGs
ability to obtain timely and accurate prices/net asset 	values
of the underlying investments in the funds - cure period - 90 days.




-8-

SHARED\TLEGAL\CONTRACT\ISG\ADM\INSIGHTS5.DOC